Exhibit 5.1

Orphazyme A/S Ole Maaløes Vej 3 DK-2200 Copenhagen N Denmark (the “Company”)
Date: 24 September 2020

Dear Madams and Sirs,

Orphazyme A/S – Issue of an aggregate of up to 8,758,567 ordinary shares (which may be represented by American Depositary Shares) in connection with an initial public offering in the United States (the “U.S. Offering”) and concurrent private placement in Europe (the “European Private Placement” and together with the U.S. Offering, the “Global Offering”)

We have acted as Danish legal counsel to Orphazyme A/S, company reg. no. (CVR) 32 26 63 55 (the “Company”) with respect to (i) the issue by the Company of up to 7,616,146 ordinary shares with a nominal value of DKK 1 per share (the “Initial Shares”), which may be represented by American Depositary Shares (“ADSs”), each such ADS representing one ordinary share, such Initial Shares to be subscribed for by BofA Securities, Inc., Cowen and Company, LLC, Guggenheim Securities, LLC, acting as representatives of the several underwriters (the “Underwriters”) in the U.S. Offering and by the Underwriters (or by or through any affiliate of the Underwriters, other than Guggenheim Securities, LLC), including Danske Markets Inc., on behalf of investors in the European Private Placement, acting severally and not jointly, and (ii) the grant by the Company to the Underwriters, acting severally and not jointly, of the option to subscribe for, all or any part of up to 1,142,421 additional ordinary shares (the “Option Shares”), which may be represented by additional ADSs (the “Option ADSs”). The Initial Shares and the Option Shares are herein referred to, collectively, as the “Underlying Shares”. The aforesaid ADSs to be delivered to the Underwriters upon deposit of the Initial Shares (the “Initial ADSs”) together with the with the Option ADSs, are herein called, collectively, the “Offered ADSs”.

The Underlying Shares are expected to be admitted to trading and official listing on Nasdaq Copenhagen A/S (“Nasdaq Copenhagen”) and the Offered ADSs are expected to be listed on the Nasdaq Global Select Market in the United States (“Nasdaq Global”).

This opinion (the “Opinion”) is being furnished in connection with the registration statement, as the same may be amended from time to time, (the “Registration Statement”) on Form F-1 filed by the Company with the Security and Exchange Commission on 21 September 2020 pursuant to the Securities Act of 1933, as amended (the “Securities Act”).

Axel Towers, Axeltorv 2, 1609 Copenhagen V, Denmark +45 33 41 41 41, gorrissenfederspiel.com | Advokatpartnerselskab, VAT 38 05 24 97

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1   For the purpose of this Opinion we have examined the following documents and performed the following investigations:

a)  a copy of the Registration Statement;

b)  a copy of the articles of association of the Company dated 21 September 2020 (the “Launch Articles”);

c)  a copy of draft articles of association of the Company, expected to be amended in connection with settlement of the Initial Shares and Initial ADSs expected to be dated on or around 24 September 2020 (the “Closing Articles”) and a copy of draft articles of association of the Company to be amended in connection with settlement of the Option Shares and Option ADSs (the “Option Articles” and together with the Launch Articles and the Settlement Articles, the “Articles of Association”);

d)  a copy of the minutes from the extraordinary general meeting of the Company held on 21 September 2020;

e)  a copy of the resolutions passed by the Board of Directors of the Company on 4 September 2020, 21 September 2020, and the draft resolution expected to passed by the Board of Directors on or around 24 September 2020, respectively approving inter alia the Global Offering documents, the application for admission to listing of the ADSs on Nasdaq Global, the issuance and sale of the Underlying Shares and the Offered ADSs, and resolving to accept the Company’s participation in the listing and Global Offering process;

f)   an online transcript of 21 September 2020 (before 8 pm CET) from the Danish Business Authority (in Danish: “Erhvervsstyrelsen”) concerning the Company; and

g)  such other documents, agreements and records as we have deemed necessary for the purposes of rendering this Opinion.

The documents mentioned in Sections 1a)—1g) above are referred to as the “Documentation” and individually as a “Document”.

2   In considering the above Documents for the purposes of delivering this Opinion we have assumed:

a)  that any copies of the Documents that we have reviewed are complete and accurate copies of the originals of such Documents and that the originals of such Documents were executed in the manner appearing on such copies and that all material supplied to us (whether original or in copy) is authentic, has been supplied in full and has not subsequently been amended;

Page: 3 of 6	b) the genuineness of all signatures and dates and the authenticity of all documents submitted to us as originals;

c) that each Document is true, correct and fully updated and has not been amended or revoked after the date of each such Document;

d) the information contained in the online transcripts dated 21 September 2020 from the Danish Business Authority (Section 1f)) concerning the Company being accurate, complete and fully updated;

e)  that the subscription price established for the ADSs, and by extension the Underlying Shares, is the prevailing market price established on the basis of a book-build process as such term is construed under prevailing Danish market practice, in accordance with applicable Danish corporate law principles, for the ADSs, and by extension the Underlying Shares at the time of issue;

f) the genuineness of all signatures and dates on all Documents examined by us, and that the identities of the signatories are as stated or written, other than the minutes referred to in Section 1d);

g) that any power of attorney referred to in the Documents has neither been revoked nor amended;

h) that there are no provisions of the laws of any jurisdiction (other than Denmark) that would have any adverse implication in relation to the opinions expressed herein;

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i)   that the Company will, simultaneously with respectively the Closing Time and the Date of Delivery (as defined in the Underwriting Agreement), receive payment for respectively all of the Offer Shares;

j)   the accuracy and completeness of all factual matters, statements of fact, factual representations, warranties and other information as to matters of fact described or set forth in the Documents, as we have not made any independent investigation in respect thereof;

k) the due compliance of all matters with and validity and binding effect under such laws as govern any activities contemplated other than the laws of Denmark in respect of which we are opining;

l) that a “corporate benefit”, as such term is construed under Danish law, will accrue to the Company from entering into any transactions related to the Documents, if relevant; and

m)   that all formalities and requirements of the laws, regulations or rules of stock exchanges of any relevant jurisdiction other than Denmark and of any regulatory authority therein, applicable to the execution, performance, delivery, perfection and enforceability of any Document have been or will be duly complied with.

3 This Opinion is subject to the following qualifications:

a)  This Opinion is given only with respect to the laws of Denmark as in force today and as such laws are currently applied by Danish courts and we express no opinion with respect to the laws of any other jurisdiction nor have we made any investigations as to any law other than the laws of Denmark;

b)  the ability of a Danish limited liability company to delegate authority in general to third parties to act on its behalf is restricted pursuant to Danish law. Thus, the granting by a Danish limited liability company of powers to third parties to act on their behalf may be considered void and set aside by the Danish courts if the powers are not restricted to specific, limited and well-defined matters and given for a certain period of time;

c) in rendering this opinion we have relied as to certain matters of information and fact obtained from the Company and other sources reasonably believed by us to be credible;

d) we express no opinion as to the exact interpretation of any particular wording in any Document by a court;

e)  the online transcript from the Danish Business Authority listed in 1f) is not conclusive evidence of whether or not: (i) a winding up or administration order has been issued, (ii) a resolution for winding up has been passed; or (iii) an administrator or liquidator

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has been appointed. Notice of the matters listed in (i), (ii) and (iii) in this paragraph may not be filed with the Danish Business Authority immediately and, when filed, may not be entered in the relevant company’s public file immediately. In addition, such transcripts do not report petitions for winding up or administration prior to the issuance of the order therefore; and

f)   in this Opinion Danish legal concepts are expressed in English terms and not in their original Danish terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions.

4 Based upon and subject to the assumptions and the qualifications above we are of the opinion that:

a) The Company is a limited liability company (in Danish: “aktieselskab”) registered and validly existing under the laws of Denmark;

b)  Pursuant to the Articles of Association and the information contained in the online transcript dated 21 September 2020 from the Danish Business Authority (Section 1f)), the ordinary shares of the Company, excluding any Underlying Shares to be issued in connection with the Global Offering, has been validly issued and has been registered with the Danish Business Authority and constitute valid and fully paid shares;

c)  the Underlying Shares, will upon final approval by the Board of Directors in accordance with the draft resolution expected to be passed on or around 24 September 2020 referred to in Section 1e), subscription, payment in full, issuance with VP Securities A/S and registration with the Danish Business Authority, constitute valid and fully paid shares; and

d) there are for holders of the Underlying Shares, if issued, no obligation to provide additional funding pursuant to the Articles of Association or the Danish Companies Act.

We advise you that we are not assuming any obligation to notify you of any changes in this opinion as a result of any facts or circumstances that may come to our attention in the future or as a result of any changes in laws which may hereafter occur.

This opinion is limited to matters of the laws of Denmark (excluding Greenland and the Faroe Islands) as in effect and applied on the date of this opinion and we express no opinion with respect to the laws of any other jurisdiction, nor have we made any investigation as to any laws other than the laws of Denmark.

This opinion shall be governed by and construed in accordance with Danish law, and any legal suit action or proceeding against us by the Company arising out of or based upon this opinion shall be exclusively instituted in a Danish court.

Page: 6 of 6	This Opinion is rendered to the Company in connection with the Global Offering and shall not be relied upon by any person other than the Company or be used by the Company for any other purpose than the Global Offering.

We accept no responsibility or legal liability to any person other than the Company in relation to the contents of this opinion and claims may only be brought against Gorrissen Federspiel Advokatpartnerselskab and not against individual partners or employees of Gorrissen Federspiel Advokatpartnerselskab on the basis hereof.

We hereby consent to the filing of this Opinion as an exhibit to the Registration Statement and to the reference to our law firm (in Danish: “Advokatpartnerselskab”) under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

We are qualified to practice law in Denmark.

Yours sincerely

/s/ Rikke Schiøtt Petersen

Gorrissen Federspiel Advokatpartnerselskab